                    TRANSITION STORAGE AND HANDLING AGREEMENT

         This Transition Storage and Handling Agreement (this "Agreement") is made and entered into as of April 29, 1996 by and between HEINZ PET PRODUCTS COMPANY, a Division of Star-Kist Foods Inc., a California corporation, (hereinafter referred to as "HEINZ") and WINDY HILL PET FOOD COMPANY INC., a Delaware corporation (hereinafter referred to as "WINDY HILL").

         WHEREAS, this Agreement is entered into in connection with the acquisition of the Tuffy's, Vets, and Kozy Kitten Pet Food Businesses (the "Pet Food Business") by WINDY HILL, pursuant to the terms and conditions of a certain Asset Purchase Agreement, dated April 17, 1996 (the "Purchase Agreement").

         WHEREAS, upon the consummation of the acquisition and related transactions contemplated by the Purchase Agreement, WINDY HILL will carry on the Pet Food Business acquired from HEINZ.

         WHEREAS, WINDY HILL desires to have HEINZ provide certain storage and handling services as specified in Attachment 1 to this Agreement and HEINZ has agreed to provide such services pursuant to the terms and conditions set forth below, and

         WHEREAS, all capitalized terms used without definition in this Agreement shall have the meaning specified in the Purchase Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements and covenants that this Agreement contains, and for other good and valuable consideration, the receipt and adequacy of which the parties acknowledge, WINDY HILL and HEINZ, in tending to be bound legally agree as follows:

         (1) This Agreement shall become effective on April 29, 1996 (the "Effective Date") and continue in full force and effect through July 29, 1996. WINDY HILL may, at its sole


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discretion, elect to terminate services at any one or more of the warehouses
(each a "Warehouse" and collectively, the "Warehouses") under this Agreement before July ___, 1996. WINDY HILL shall give HEINZ thirty days' prior written notice of such early termination.

         (2) HEINZ shall store and handle at each of the Warehouses products of the Pet Foods Business for WINDY HILL as an independent contractor, not as a partner or agent of WINDY HILL, and shall render services as specified in this Agreement at the Warehouses.

         (3) Services provided by HEINZ shall include in and out handling, order filling, supervision and clerical services, maintaining inventory records and supplying daily reports listing quantities received and quantities shipped and balance on hand, by SKU. HEINZ shall properly rotate the WINDY HILL merchandise. Damage to WINDY HILL products and inventory loss from causes other than the negligence of WINDY HILL shall not exceed 0.5% of the dollar amount of outbound shipments during the term of this Agreement. At the end of the term of this Agreement, HEINZ shall reimburse WINDY HILL for all loss and damage from causes other than the negligence of WINDY HILL in excess of said allowance, in an amount equal to WINDY HILL standard product cost for said excess. HEINZ may recoup any such damaged product and thus reduce inventory loss. WINDY HILL may, but shall not be required to, salvage and resell any damaged merchandise, in which case the net proceeds of the sale shall reduce the inventory loss. HEINZ shall have no liability or obligation to WINDY HILL for merchandise that becomes unsaleable because of age due to circumstances other than a breach of the obligations of HEINZ under this Agreement. HEINZ shall store all goods and merchandise warehoused for WINDY HILL by HEINZ under this Agreement in a manner similar to the manner that HEINZ stored such merchandise at the Warehouses immediately before the Effective Date. HEINZ shall not permit WINDY HILL to install its inventory management systems at the Warehouses.

         HEINZ shall process all orders, shipments, and inventory transactions through its "COPS" or normal system. HEINZ shall provide WINDY HILL with information which is currently available as requested at no additional charge. HEINZ shall honor special requests for information when possible at a compensation level mutually agreeable to HEINZ and WINDY HILL.


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         HEINZ shall tender all outbound shipments shipper load / carrier count.
The carrier count shall be binding upon WINDY HILL with respect to product count and product damage. Notwithstanding the foregoing, HEINZ shall be liable for shortages or product damage on outbound shipments if HEINZ does not permit the carrier to count or if WINDY HILL has sufficient evidence that the shortage or damage was due to the negligence or misconduct of HEINZ. HEINZ may, but shall not be obligated to, refuse to load any trailer not meeting the safety or sanitation standards of HEINZ or of WINDY HILL.

         HEINZ retains the right, but shall not be obligated to, to inspect all inbound shipments and to reject any products not meeting its sanitation or safety requirements. WINDY HILL shall indemnify and hold harmless HEINZ (including its affiliates, parent, and subsidiary companies) from and against any and all claims, demands, actions, suits, causes of action, liabilities, damages, and expenses (including, but not limited to attorneys' fees) arising from the warehousing, storage, or handling of infested or contaminated WINDY HILL merchandise under this Agreement.

         HEINZ shall be responsible for payment of all demurrage charges of incoming inventory not unloaded in a timely manner in accordance with historical standards.

         (4) For the services specified above, WINDY HILL shall pay in accordance with Section 5 to HEINZ a monthly storage, handling, administrative and transportation charges as set forth in Attachment 1. The monthly storage and administrative charges shall not be prorated for any partial month of services being provided. All months shall be on a HEINZ fiscal month basis. These rates are inclusive and cover all services provided by HEINZ excluding charges for conducting a physical inventory or charges for extra services.

         In the event of a product recall necessitating extra services from HEINZ with respect to WINDY HILL merchandise at the Warehouses, WINDY HILL shall reimburse HEINZ fully for the labor costs, at the regular or overtime rate, whichever is applicable, that HEINZ incurs in providing such extra services. If WINDY HILL shall desire other extra services from HEINZ at the Warehouses not associated with recall, the parties shall negotiate a price for such services.


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         (5) WINDY HILL shall pay all monies due and payable to HEINZ under this
Agreement in accordance with the Transition Services Agreement of even date with this Agreement between the parties or if such Transition Services Agreement is not in effect, within ten days after receipt of invoice. HEINZ shall bill WINDY HILL within ten days after the fifteenth day of each month for the handling charges incurred in the month preceding and storage charges for the month following, such invoice to be accompanied by appropriate documentation and in a fashion so as to recap the activity with reasonable specificity. If termination of this Agreement is on a date other than the fifteenth day of a month, HEINZ shall bill WINDY HILL within ten days after termination for the handling charges incurred from the most recent fifteenth day of a month during the term of this Agreement to termination.

         (6) All taxes, utilities and maintenance relating to the Warehouses will be the responsibility of HEINZ and are included in the storage rate.

         (7) (a) WINDY HILL shall indemnify and hold harmless HEINZ (including its affiliates, parent and subsidiary companies) from and against any and all claims, demands, actions, suits, causes of action, damages and expenses (including, but not limited to, expenses of investigation, settlement, litigation and attorneys' fees incurred in connection therewith), (i) which are hereafter made, sustained, or brought against HEINZ (including its affiliates, parent and subsidiary companies) and/or any of its customers by any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or foreign, federal, state, local or other governmental authority or regulatory body (each, a "Person") in connection with damages to or defects in WINDY HILL products resulting from WINDY HILL'S actions; or (ii) which arise from a breach by WINDY HILL of the terms of this Agreement.

             (b) HEINZ shall indemnify and hold harmless WINDY HILL (including its affiliates, parent and subsidiary companies) from and against any and all claims, demands, actions, suits, causes of action, damages and expenses (including, but not limited to, expenses of investigation, settlement, litigation and attorneys' fees incurred in connection therewith), (i) which are hereafter made, sustained, or brought against WINDY HILL (including its affiliates, parent and subsidiary companies) and/or any of its customers by any Person in connection


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with damages to or defects in WINDY HILL'S products resulting from HEINZ'
actions; or (ii) which arise from a breach by HEINZ of the terms of this Agreement.

             (c) With respect to any third person claim, demand, action, suit, cause of action, damages and / or expenses against a party entitled to indemnification hereunder (an "Indemnifying Party"), the party responsible for indemnification hereunder (the "Indemnifying Party") shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such matter as to which indemnification will be sought by the Indemnified party from the Indemnifying Party hereunder, and in any such case the Indemnified party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying party in connection therewith; provided that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, demand, action, suit or cause of action as to which the Indemnifying Party has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified party shall have the right to pay, settle or compromise any such claim, demand, action, suit, cause of action, damages or expenses; provided, however, that in such event the Indemnified party shall waive any right to indemnity therefore hereunder.

         (8) It is understood and agreed that if any paragraph or portion of this Agreement shall be in violation of any applicable law, such paragraph or portion shall be inoperative, but the remainder of the Agreement shall remain valid and shall continue to bind the parties.

         (9) For a period of one year after the end of the term of this Agreement, WINDY HILL may request HEINZ to provide warehousing and handling services under this Agreement. HEINZ on its sole discretion may agree to provide or decline to provide such services. If HEINZ provides such services, the charges shall be as set forth in Section (B) of Attachment 1.

         (10) This Agreement may be terminated by the parties as follows:

                  (a) WINDY HILL may terminate this Agreement at any time, for any reason, if it shall have given at least thirty days' prior written notice of such termination.


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                  (b) WINDY HILL may terminate this Agreement as to any
         Warehouse upon thirty days' notice.

                  (c) WINDY HILL may terminate this Agreement in the event of a material breach of this Agreement by HEINZ, which breach remains unremedied fifteen days after notice thereof to HEINZ

         Upon expiration or termination of this Agreement for any reason HEINZ shall return to WINDY HILL all written confidential information received from WINDY HILL or its affiliates. For the purpose of this paragraph, HEINZ agrees that upon expiration or termination of this Agreement, it shall promptly advise WINDY HILL of the quantity of WINDY HILL'S products that it has on hand at such termination date.

         (11) HEINZ shall maintain at its expense such insurance as will fully protect it from claims under Worker's Compensation and Occupational Disease Acts and from any other claims for damage for bodily injury, inducing death, and for property damage, that may arise from operations under this Agreement, whether such operations be by HEINZ or by any subcontractor or anyone directly or indirectly employed by either of them.

         (12) Any notice required or permitted under the terms of this Agreement may be given by either party to the other by registered mail, addressed to the party to whom the notice is to be given at the address as follows:

                   HEINZ:     STAR-KIST FOODS, INC.
                              One Riverfront Place
                              Newport, Kentucky 41071
                              Attn: Vice President - Purchasing and Logistics


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                   WINDY HILL:     WINDY HILL PET FOOD COMPANY
                                   Two Maryland Farms
                                   Suite 301
                                   Brentwood, TN 37027
                                   Attn: President

         (13) This Transition Storage and Handling Agreement shall be binding upon the parties, their heirs, beneficiaries, legal representatives, successors and/or permitted assignees and may not be modified except by instrument in writing signed by the parties or their respective successors in interest.

         (14) This Agreement may not be assigned by WINDY HILL or HEINZ (except to any majority owned subsidiary or division) unless mutually agreed in writing. Any assignment of this Agreement other than in accordance with this Section 14 shall be void and of no effect.

         (15) This Transition Storage and Handling Agreement contains all of the agreements of the parties with respect to any matter covered or mentioned in this Transition Storage and Handling Agreement. No prior agreements or understanding pertaining to any such matters shall be effective for any purpose. This Agreement shall not be effective or binding on any party until fully executed by both parties.

         (16) All questions of law, rights and remedies regarding any act, event or occurrence relating to this Agreement, shall be governed by and construed in accordance with the law of the Commonwealth of Kentucky without regard to its provisions concerning conflicts or choice of law.

         (17) HEINZ shall not be considered the consignee or the owner of any merchandise that it stores under this Agreement. WINDY HILL shall not list HEINZ and shall not permit HEINZ to be listed, as consignee on any bill of lading or other shipping document for merchandise shipped to the Warehouse for storage under this Agreement.

         (18) Under no circumstances whatsoever shall HEINZ or WINDY HILL be entitled to offset any amounts payable pursuant to this Agreement against any amounts payable pursuant


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to, or with respect to, any claims of whatsoever nature between HEINZ and WINDY
HILL and any of their respective affiliates under, any other agreement or arrangement between HEINZ and WINDY HILL or any of their respective affiliates, without limitation, the Asset Purchase Agreement, dated April 17, 1996, the Kozy Kitten License Agreement, the Promissory Note, and any other agreement contemplated by or executed in connection with the Asset Purchase Agreement. Notwithstanding the foregoing, either party shall be entitled to set off or recoup against any amount payable to the other party pursuant to this Agreement any amount payable by the other party to such first party pursuant to this Agreement.

IN WITNESS WHEREOF, each party has signed this Transition Storage and Handling Agreement, as of the day and year first above written.

                                        HEINZ PET PRODUCTS COMPANY
                                        A Division of Star-Kist Foods, Inc.


                                        By:   /s/ Michael Jon Bertasso
                                              ---------------------------------


                                        Title: Chief Cost Officer


                                        WINDY HILL PET FOOD COMPANY


                                        By:   /s/ Donald L. Gadd
                                              ---------------------------------


                                              Title: V.P. Finance


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Attachment 1

                              Rates for Windy Hill

Warehousing:

(A)
--------------------------------------------------------------------------------
                                                           Storage
   Location                   Handling           Initial              Recurring
   --------                   --------           -------              ---------
Bloomsburg, PA                $.76 / cwt         $.24 / cwt           $.32 / cwt
Carrollton, TX *               .96                .21                  .28
Jacksonville, FL *             .76                .195                 .26
Kankakee, IL                   .93                .38                  .50
Carson, CA                     .56                .30                  .40
Stockton, CA*                  .81                .285                 .38
--------------------------------------------------------------------------------

Order Processing / Logistics Services

          $7,875 / month or portion of Month

This charge will cover dispatching, combining of orders, and inventory management. Windy Hill will provide shipment information via EDI to HPP locations and Global Logistic Services, our third party dispatching provider.

Freight and Delivery

         Actual Costs + $.10 / cwt assessorial fee

(B) Should Windy Hill desire to continue to utilize HPP warehouses after the end of the term of this Agreement pursuant to Section (9) of this Agreement, the flat fee of $7,875 for Order Processing and Logistic Services will be replaced by a $13 per order administrative charge. The separate Storage and Handling charges per cwt. and Freight and Delivery charges would also continue to apply.

(C) Windy Hill will provide all specialized forms and reports. Windy Hill will contract directly with any third party warehouses as required.